Exhibit 99.2

Aspen Technology Announces Restatement of Fiscal 2006 Results

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Nov. 9, 2006—Aspen Technology, Inc. (Nasdaq: AZPN):

Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced that its previously issued financial statements for the fiscal year ended June 30, 2006 will require restatement.  In connection with the preparation of financial statements for the three months ended September 30, 2006, AspenTech determined that there was an error in the calculation of its stock-based compensation expense related to forfeiture rates under an accounting standard adopted at the beginning of fiscal 2006 and that revenue recognized for a service arrangement was incorrect. Accordingly, the previously issued financial statements and the related report of its independent registered public accounting firm should not be relied upon.  Management has discussed these errors with the Audit Committee of the Board of Directors and with its independent registered public accounting firm.

AspenTech currently estimates that additional stock-based compensation expense of approximately $1.4 million and additional service revenues of approximately $0.3 million will be required to be recorded in fiscal 2006.  In addition, corresponding decreases in stock-based compensation and service revenues will be reflected in the results for the three months ended September 30, 2006 that were announced on Tuesday, November 7, 2006.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and professional services that help process companies improve efficiency and profitability by enabling them to model, manage and control their operations. The new generation of integrated aspenONE solutions are aligned with the key industry business processes, providing manufacturers the capabilities they need to optimize operational performance, make real-time decisions and synchronize the plant and supply chain. Over 1,500 leading companies already rely on AspenTech’s software, including Bayer, BASF, BP, Chevron Corporation, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Sanofi-Aventis, Shell and Total. For more information, visit www.aspentech.com.

AspenTech, aspenONE and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

Contacts

Media:
Aspen Technology, Inc.
Patrick Pecorelli, 617-949-1220
patrick.pecorelli@aspentech.com
or
Investors:
Integrated Corporate Relations
Kori Doherty, 617-956-6730
kdoherty@icrinc.com